Exhibit 99.1

     99 CENTS ONLY STORES(R) UPDATES TIMING OF 2004 EARNINGS RELEASE


CITY OF COMMERCE, CA - April 27, 2005 - 99 Cents Only Stores(R) (NYSE:NDN) reports that it will not be releasing its fourth quarter and year-end 2004 earnings by April 29, 2005, as it had previously anticipated. The Company is analyzing and continuing to discuss certain depreciation issues related to prior periods with its current and former external auditors to determine whether adjustments to the useful lives of certain building improvements to periods longer than initially assigned may be required. Such adjustments to the useful lives may result in adjustments to depreciation expense in prior periods and restatement of prior periods' financial statements. It is anticipated that any adjustment, if made, will have a positive impact on prior periods' net income.

     In addition, as noted in the Company's press release earlier this month, as a result of a review the Company undertook, in consultation with its current and prior external auditors, and in response to views expressed by the Chief Accountant of the Securities and Exchange Commission in a February 7, 2005 letter to the American Institute of Certified Public Accountants regarding certain accounting operating lease issues and their application under generally accepted accounting principles, the Company will be restating its financial statements for 2002, 2003, and the first three quarters of 2004 for its accounting for operating lease rent holidays. The final amount of this adjustment is still under review, but the Company presently anticipates that this adjustment will result in a reduction of net income, net of tax effects, of approximately $200,000 to $300,000 for fiscal 2002, $500,000 to $700,000 for fiscal 2003, and approximately $50,000 to $100,000 per quarter for the first three quarters of 2004. In addition, the Company is reviewing its method of accounting for leasehold improvements funded by either landlord incentives or allowances under operating leases (tenant improvement allowances), which may also require restatement of prior period financial statements.

     The above mentioned adjustments and potential adjustments are non-cash and have no significant impact on the Company's cash flows, cash position, revenues or same-store-sales.

     The Company currently anticipates releasing earnings for the fourth quarter and year-end 2004 by late May or early June 2005, and filing its Form 10-K shortly thereafter. Additional time may be needed, however, due to the review process required by the Company's current and former external auditors regarding the issues described above. The Company looks forward to discussing its earnings and results of operations for 2004 with the investment community immediately after the earnings release.

     The Company has not established a definitive date for its 2005 first quarter earnings release and the filing of its first quarter 10-Q. This will depend primarily on the timing of the Company's release of its fourth quarter and year-end 2004 earnings, and the filing of its


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2004  10-K.  In  addition,  the  Company's  annual  shareholder meeting which is usually held in mid June, will need to be delayed as a result of the Company's late 2004 10-K filing. The Company will provide its shareholders with the date of the shareholder meeting as soon as practical.

     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 223 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Only Stores(R) emphasizes name-brand consumables priced at an excellent value in attractively merchandised stores, where nothing is over 99 .

     We have included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of 99 Cents Only Stores (the " Company"), its directors or officers with respect to, among other things, the status of the Company's filings with the Securities and Exchange Commission and the review of certain matters related to its financial statements, including the restatement or potential restatement thereof. The shareholders of the Company are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release as a result of additional information or factors that we or our external auditors may identify as we complete our review of the matters addressed herein and as our external auditors complete their review of these matters, and for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Jeff Kniffin, CFO, 323/881-1239

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